EXHIBIT 99(i)

Nascent Biotech Announces IND Application Filing for Treatment of Brain Cancer.

Pritumumab to be studied on patients suffering from Primary or Metastatic Brain Cancer.

Wednesday, April 5, 2017 8:30 am EDT

Dateline:Vero Beach, FL, USA

Vero Beach, FL, USA. - Nascent Biotech, Inc. (OTC: NBIO), today announced the filing of its Investigational New Drug (IND) Application for its primary asset, Pritumumab, a fully human monoclonal antibody. The Company hopes to begin human trials soon for the treatment of primary and metastatic brain tumors-both significantly underserved diseases-with possible later studies for additional epithelial cancers (such as pancreas, colon, lung and breast).

Nascent Executive Vice President of Business Development Dr. Brandon Price has said, “We are very pleased to achieve this key milestone and are cautiously optimistic of our chances for being allowed to move into treatment of patients within the next few months.” Dr. Price also stated “This IND submission is a key milestone in the clinical development of Pritumumab, leading we hope to ultimate regulatory approval for this very promising treatment .”

Nascent President and CEO Sean Carrick further states that, “While we are excited about our first IND Application, we are also very excited about exploring additional applications where it is thought to have significant potential. We continue to be highly encouraged by the potential of Pritumumab to deliver an innovative, first-in-class treatment option.”

Nascent previously received orphan drug designations from the FDA for the brain and pancreatic cancer indications.

Nascent Biotech Inc:

Nascent Biotech, Inc is a clinical-stage biotech company engaged in the development of monoclonal antibodies to be used in the treatment of various cancers. Its products are not commercially available. For further information please visit our website www.nascentbiotech.com.

Safe Harbor:

Statements in this press release about our future expectations constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. These risks and uncertainties include, without limitation, Nascent Biotech Inc's ability to target the medical professionals; Nascent Biotech Inc's ability to raise capital; as well as other risks. Additional information about these and other factors may be described in the Nascent Biotech Inc's Form 10, filed on May 2, 2015, and future subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact Information:

Nascent Biotech, Inc.

Sean Carrick

President | CEO

772.713.0541

sean.carrick@nascentbiotech.com